Exhibit 99.3

COMPENSATION COMMITTEE CHARTER

1.	Consider and authorize the compensation philosophy for the personnel of the Corporation;

2.
Review and evaluate chief executive officer and senior management performance, in light of goals and objectives set by the Committee that include the Corporation’s performance and return to stockholders;

3.	Annually review and approve perquisites for the chief executive officer and senior management;

4.	Set the chief executive officer's and senior management’s compensation based upon performance;

5.	Consider and make recommendations to the board of directors on matters relating to organization and succession of senior management;

6.	Consider and approve the report of the Committee for inclusion in any proxy statement or information statement or annual report;

7.	Make recommendations to the board of directors with respect to incentive compensation plans, deferred compensation plans, executive retirement plans, and equity based plans;

8.	Administer incentive, deferred compensation, and equity based plans;

9.	Annually review and update this charter for consideration by the board of directors;

10.	Annually evaluate performance and function of the Compensation and Organization Committee;

11.	Report the matters considered and actions taken by the Compensation and Organization Committee to the board of directors.